Exhibit 26

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 1-A of our report dated May 13, 2025, relating to the financial statements of Regen Biopharma, Inc. and Subsidiary (the “Company”) for the years ended September 30, 2024 and 2023 and to all references to our firm included in this Registration Statement.

BCRG Group

Irvine, CA

November 17, 2025